Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 2, 2016
NW Natural Reports Results for the
Three and Nine Months Ended September 30, 2016
___________________________________________________

•	Reported consolidated net loss of $8.0 million, or $0.29 per share, for the third quarter of 2016, compared to a net loss of $6.7 million, or $0.24 per share, for 2015.

•
Received Notice to Proceed (NTP) for the North Mist gas storage expansion project allowing the Company to move the project forward with construction to begin this fall. Project costs are estimated to be $128 million with a target in-service date during the winter of 2018-19.

•
Continued our legacy of excellent customer service with the highest customer satisfaction score among large utilities in the West and the second highest score in the nation in the 2016 J.D. Power Gas Utility Residential Customer Satisfaction study.

•	Reduced residential rates to the lowest level in 15 years with a credit of $19.4 million to customers in June and an additional rate reduction effective Nov. 1, 2016 in both Oregon and Washington.

•	Increased the customer growth rate to 1.6% at Sept. 30, 2016 with over 11,500 customers added in the last 12 months.

•	Delivered increasing dividends for the 61st consecutive year. The Company’s current annual dividend rate is $1.88 per share.

•
Reaffirmed earnings guidance for 2016, at $1.98 to $2.18 per share or $2.05 to $2.25 per share adjusted to exclude the effects of the pre-tax charge of $3.3 million, or $0.07 per share after-tax(1), related to the final environmental implementation order received in January 2016 as described below.

___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported a consolidated net loss of $8.0 million, or $0.29 per share for the third quarter of 2016, compared to a loss of $6.7 million, or $0.24 per share, for the same period of 2015. The Company's results typically reflect a loss during the third quarter due to the impact of decreased heating requirements during the summer months. Results included higher operations and maintenance (O&M) expense in 2016 as costs moved to more sustainable levels after implementing savings initiatives in 2015, partially offset by higher revenues from the gas storage segment.

Consolidated net income was $30.6 million, or $1.11 per share, for the first nine months of 2016, compared to net income of $24.0 million, or $0.88 per share, for the same period of 2015. Results for the nine month periods were affected by non-cash charges related to the Company's environmental regulatory proceeding in 2015 and 2016. The first quarter of 2016 included a $3.3 million pre-tax, or $0.07 per share after-tax disallowance(1), from the OPUC's 2016 Order (2016 Order), which was related to the Company's compliance filing under the environmental mechanism. The first quarter of 2015 included a $15.0 million pre-tax charge or $0.33 per share after-tax disallowance from the February 2015 OPUC Order (2015 Order) in the environmental docket.

Excluding these charges(2), consolidated net income was $32.6 million, or $1.18 per share for the first nine months of 2016, compared to $1.21 per share on net income of $33.1 million for 2015. The decrease in net income was primarily due to lower other income and higher O&M expense almost entirely offset by strong utility margin and gas storage revenues.
_________________

(1)Earnings per share (EPS) calculation based on average diluted shares outstanding of 27.6 million and an income tax rate of 39.5%.
(2)See tabular reconciliation of non-GAAP measures in Consolidated Results section below.

North Mist Gas Storage Expansion Project Moves Forward
The North Mist gas storage expansion project is designed to provide long-term, no-notice underground gas storage to support electric generating plants, which are integrating more wind power into the generation mix. Through our no-notice storage service, the local electric company will be able to draw on our North Mist gas storage facility to meet its fueling needs and rapidly respond to changing conditions in wind generation. Natural gas storage enables electric generation to adjust quickly when renewable energy - like wind and solar - rise and fall with natural variability. The reliability and flexibility of supporting resources like natural gas are vital to the region as we move toward 50% renewable electricity by 2040.

The estimated cost of the expansion is $128 million with a targeted in-service date during the winter of 2018-19. As of Sept. 30, 2016, the Company has invested $14 million in the expansion and expects to spend an additional $8 million to $10 million in the fourth quarter of 2016 as the Company begins construction and procuring materials. The majority of capital expenditures are anticipated in 2017 with injections and testing planned in early 2018 to meet the targeted in-service date. The expansion will be included in rates under an established tariff when it is placed into service.

Consolidated Results
For the three months ended Sept. 30, 2016, NW Natural's consolidated net loss was $0.05 per share or $1.4 million higher compared to the same period in 2015. Results were driven by a $2.8 million increase in O&M expense as well as a $0.7 million decrease in utility margin as a result of lower contributions from our gas reserve investments, which decreased due to regular amortization, offset by customer growth. These factors were partially offset by a $1.7 million increase in gas storage revenues from higher asset management revenues predominately at the Mist storage facility and slightly higher firm storage pricing at the Gill Ranch facility.

The third quarter results are summarized in the table below:

	Three Months Ended September 30,
	2016		2015
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income (loss):
Utility segment	$(9,511)	$(0.35)	$(7,529)	$(0.28)	$(1,982)
Gas storage segment	1,813	0.06	799	0.04	1,014
Other	(342)	—	45	—	(387)
Consolidated net income (loss)	$(8,040)	$(0.29)	$(6,685)	$(0.24)	$(1,355)
Utility margin	$50,923		$51,619		$(696)
Gas storage operating revenues	7,293		5,596		1,697

For the nine months ended Sept. 30, 2016, NW Natural net income increased $0.23 per share or $6.6 million compared to 2015. The increase was largely due to the non-cash charges related to the 2015 and 2016 Orders. Excluding these charges on a non-GAAP basis, net income decreased $0.5 million primarily due to several large offsetting factors including a $5.5 million decrease in other income related to the recognition of equity earnings on deferred regulatory assets and a $3.7 million increase in O&M expense. These factors were almost entirely offset by a $4.0 million increase in utility margin attributable to customer growth and gains from gas cost incentive sharing and a $3.4 million increase in gas storage revenues from the same drivers noted for the quarter. In addition, interest expense was lower by $1.8 million due to the redemption of debt for both the utility and Gill Ranch in 2015.

The nine month results are summarized in the table below:

	Nine Months Ended September 30,
	2016		2015
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income (loss):
Utility segment	$26,848	$0.97	$23,051	$0.84	$3,797
Gas storage segment	3,988	0.14	827	0.04	3,161
Other	(216)	—	120	—	(336)
Consolidated net income	$30,620	$1.11	$23,998	$0.88	$6,622
Adjustments:
Regulatory environmental disallowance, net of taxes ($1,304 and $5,925)(1)	1,996	0.07	9,075	0.33	(7,079)
Adjusted consolidated net income(1)	$32,616	$1.18	$33,073	$1.21	$(457)
Utility margin	$256,958		$252,935		$4,023
Gas storage operating revenues	19,654		16,232		3,422
(1) Regulatory environmental disallowance of $3.3 million in 2016 is recorded in utility other income and expense, net ($2.8 million) and utility O&M expense ($0.5 million). Regulatory environmental disallowance of $15.0 million in 2015 is recorded in utility O&M expense. Adjusted EPS and net income are non-GAAP financial measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and 27.6 million and 27.4 million diluted shares for the nine months ended September 30, 2016 and 2015, respectively.

Utility Results
For the three months ended Sept. 30, 2016, utility segment net loss increased $2.0 million or $0.07 per share compared to the same period in 2015 due to a $1.6 million increase in O&M expense and a $0.7 million decrease in utility margin primarily reflecting lower contributions from our gas reserve investments, which decreased due to regular amortization, offset by strong customer growth.

For the three months ended Sept. 30, 2016, total gas sales and transportation deliveries increased 5% compared to the same period last year primarily due to greater customer usage and growth. As the third quarter is not a primary heating quarter, weather did not significantly affect volumes.

For the nine months ended Sept. 30, 2016, utility segment net income increased $3.8 million or $0.13 per share compared to the same period in 2015 due to a $4.0 million increase in utility margin reflecting customer growth and an increase in gas cost incentive sharing gains, as well as a $12.2 million decrease in O&M expense primarily due to the $15.0 million regulatory disallowance as a result of the 2015 Order offset by higher non-payroll costs. These positive factors were offset by an $8.3 million decrease in other income due to the recognition of $5.3 million of equity earnings on deferred regulatory assets as a result of the 2015 Order and a $2.8 million interest write-off as a result of the 2016 Order.

Although weather for the nine months ended Sept. 30, 2016 was comparable to the prior year, deliveries increased 5% due to comparatively colder weather in the first quarter of 2016 during our peak heating season. Temperatures for the first nine months of 2015 and 2016 were 22% warmer than average.

Customer Growth. NW Natural achieved a customer growth rate for the trailing 12-month period ended Sept. 30, 2016 of 1.6%, with the Company serving over 718,000 customers at quarter end.

Utility Volume and Margin. The following table presents key utility margin metrics:

	Three Months Ended September 30,		Nine Months Ended September 30,		Favorable/(Unfavorable)Change		Favorable/(Unfavorable) % Change
(Dollars and therms in thousands)	2016	2015	2016	2015	QTD	YTD	QTD	YTD
Gas sales and transportation deliveries	162,205	154,664	727,687	692,527	7,541	35,160	5%	5%
Weather (in heating degree days)	78	75	2,066	2,068	3	(2)	4	—
Utility operating revenues	$80,378	$87,475	$422,617	$476,672	$(7,097)	$(54,055)	(8)	(11)
Less: Cost of gas	28,264	35,856	157,546	223,737	7,592	66,191	21	30
Environmental remediation expense	1,191	—	8,113	—	(1,191)	(8,113)	—	—
Utility margin(1)	$50,923	$51,619	$256,958	$252,935	$(696)	$4,023	(1)%	2%
(1) In November 2015 the Company began collecting revenues from customers through the environmental mechanism. These collections are included in utility operating revenues and are offset by the amortization of environmental liabilities presented in the environmental remediation expense line in the operating expense section of the income statement. Utility margin provides a key metric in assessing the performance of the utility segment.

Gas Storage Results
For the three and nine months ended Sept. 30, 2016, the Company's gas storage segment net income increased $1.0 million or $0.02 per share and $3.2 million or $0.10 per share, respectively, compared to the same periods in 2015. Results reflected an increase in revenues from our asset management agreements at both facilities but predominately our Mist storage facility. Additionally, slightly higher firm pricing at Gill Ranch for the 2016-17 gas storage year also increased revenues. Lower operating costs for the 2016 year-to-date period and lower interest expense for both the 2016 quarter and year-to-date periods at the Gill Ranch facility also contributed to the improved results.

Consolidated Operations
For the three months ended Sept. 30, 2016, consolidated O&M expense increased $2.8 million compared to the same period in 2015 due to higher non-payroll costs primarily from contract work as utility operational expenses increased mainly from the timing of system integrity work and other maintenance expense. Overall expense levels were elevated in the third quarter and are also expected to be comparatively higher in the fourth quarter as costs move to more sustainable levels in 2016 after implementing cost savings initiatives in the second half of 2015.

For the nine months ended Sept. 30, 2016 consolidated O&M expense decreased $11.7 million compared to the same period in 2015 primarily due to the $15.0 million pre-tax charge from the 2015 Order offset by higher costs primarily related to similar trends noted for the third quarter above.

For the three months ended Sept. 30, 2016, other income was comparable to the same period in 2015. For the nine months ended Sept. 30, 2016 other income decreased $8.1 million compared to the same period in 2015 due to the recognition of $5.3 million of equity earnings from deferred environmental expenses in the first quarter of 2015 as a result of the 2015 Order. In addition, the 2016 Order resulted in a write-off of $2.8 million of interest in the first quarter of 2016.

Cash Flows
Cash provided by operations increased $33.7 million to $206.4 million for the first nine months of 2016 due to historically low natural gas prices decreasing payables, higher collections under regulatory mechanisms and the first year of collections from our environmental mechanism. In addition, the enactment of bonus depreciation resulted in a federal tax refund in 2016 and an increase in deferred tax liabilities. These in flows were partially offset by a decrease in cash from the early credit of gas cost savings to customers in June 2016.

Cash out flows from investing activities increased $7.0 million to $95.2 million primarily due to higher capital expenditures from projects such as infrastructure upgrades in Clark County, Washington to support customer growth, the refurbishment of our liquefied natural gas facility in Newport, Oregon, the North Mist expansion, and our on-going investment in technology.

Cash out flows from financing activities increased $20.3 million to $109.1 million primarily due to reducing short-term debt and commercial paper balances with cash flows from operations.

2016 Earnings Guidance
The Company reaffirmed earnings guidance today in the range of $1.98 to $2.18 per share including the effects of the pre-tax charge of $3.3 million or $0.07 per share after-tax(1), related to the 2016 Order. Excluding the charge on a non-GAAP basis, earnings guidance is $2.05 to $2.25 per share. The Company’s 2016 earnings guidance assumes customer growth from the utility segment, average weather conditions, sustainable operations and maintenance expense levels and normal inflationary increases, slow recovery of the gas storage market, the impact of the five-year extension of bonus depreciation resulting from the enactment of the Federal PATH Act of 2015, and no significant changes in prevailing legislative and regulatory policies, mechanisms, or outcomes.

(1)EPS calculation based on average diluted shares outstanding of 27.6 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 47 cents per share on the Company’s common stock. The dividends will be paid on Nov. 15, 2016 to shareholders of record on Oct. 31, 2016. The Company’s indicated annual dividend rate is $1.88 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory charges related to the Orders implementing the SRRM in 2015 and 2016, which are non-GAAP financial measures. The Company presents net income and EPS excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, the Company believes the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references in this section to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze its financial performance because it believes they provide useful information to its investors and creditors in evaluating its financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Nov. 2, 2016 to review the Company's financial and operating results for the three and nine months ended Sept. 30, 2016.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-902-4110. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code 10094048. To hear the replay from Canada, please dial 1-855-669-9658 and from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, the economy, investments, customer growth, weather and its impacts, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs, events or timing related thereto, financial results and positions, operation and maintenance expense, capital expenditures, free cash flow levels, revenues and earnings and the timing thereof, dividends, effects of regulatory disallowance, performance, support of renewable energy, effects of legislative policies, including bonus depreciation, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of and recoveries under regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 718,000 residential, commercial, and industrial customers through approximately 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.0 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at nwnatural.com.

# # #
Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: melissa.moore@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Third Quarter - 2016

	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2016	2015	Change	2016	2015	Change	2016	2015	Change
Operating revenues	$87,727	$93,128	(6)%	$442,439	$493,073	(10)%	$673,157	$733,356	(8)%

Operating expenses:
Cost of gas	28,264	35,856	(21)	157,546	223,737	(30)	261,114	343,519	(24)
Operations and maintenance	34,870	32,031	9	109,771	121,458	(10)	145,834	155,355	(6)
Environmental remediation	1,191	—	100	8,113	—	100	11,626	—	100
General taxes	7,211	6,772	6	23,333	23,153	1	30,461	30,052	1
Depreciation and amortization	20,628	20,342	1	61,435	60,683	1	81,675	80,640	1
Total operating expenses	92,164	95,001	(3)	360,198	429,031	(16)	530,710	609,566	(13)
Income (loss) from operations	(4,437)	(1,873)	137	82,241	64,042	28	142,447	123,790	15
Other income (expense), net	652	746	(13)	(1,144)	6,930	(117)	(327)	6,811	(105)
Interest expense, net	9,729	10,111	(4)	29,183	31,030	(6)	40,692	41,569	(2)
Income (loss) before income taxes	(13,514)	(11,238)	20	51,914	39,942	30	101,428	89,032	14
Income tax expense	(5,474)	(4,553)	20	21,294	15,944	34	41,103	36,564	12
Net income (loss)	$(8,040)	$(6,685)	20	30,620	23,998	28	$60,325	$52,468	15

Common shares outstanding:
Average diluted for period	27,554	27,363		27,629	27,399		27,590	27,370
End of period	27,558	27,367		27,558	27,367		27,558	27,367

Per share information:
Diluted earnings (loss) per share	$(0.29)	$(0.24)		$1.11	$0.88		$2.19	$1.92
Dividends declared per share of common stock	0.4700	0.4650		1.4025	1.3950		1.8680	1.8600
Book value per share, end of period	28.27	27.74		28.27	27.74		28.27	27.74
Market closing price, end of period	60.11	45.84		60.11	45.84		60.11	45.84

Capital structure, end of period:
Common stock equity	49.6%	47.5%		49.6%	47.5%		49.6%	47.5%
Long-term debt	33.8	38.4		33.8	38.4		33.8	38.4
Short-term debt (including amounts due in one year)	16.6	14.1		16.6	14.1		16.6	14.1
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Operating statistics:
Customers - end of period	718,139	706,566	1.6%	718,139	706,566	1.6%	718,139	706,566	1.6%
Utility volumes - therms:
Residential and commercial sales	55,610	53,662		381,109	357,545		594,292	557,916
Industrial sales and transportation	106,595	101,002		346,578	334,982		469,480	460,902
Total utility volumes sold and delivered	162,205	154,664		727,687	692,527		1,063,772	1,018,818
Utility operating revenues:
Residential and commercial sales	$68,508	$73,236		$388,689	$432,067		$601,457	$652,950
Industrial sales and transportation	13,412	15,959		42,048	53,623		59,920	73,660
Other revenues	619	651		3,132	3,188		3,858	3,926
Less: Revenue taxes	2,161	2,371		11,252	12,206		17,080	18,217
Total utility operating revenues	80,378	87,475		422,617	476,672		648,155	712,319
Less: Cost of gas	28,264	35,856		157,546	223,737		261,114	343,519
Environmental remediation expense	1,191	—		8,113	—		11,626	—
Utility margin, net	$50,923	$51,619		256,958	$252,935		$375,415	$368,800
Degree days:
Average (25-year average)	95	95		2,657	2,641		4,256	4,240
Actual	78	75	4%	2,066	2,068	—%	3,456	3,422	1%
Percent colder (warmer) than average weather	(18)%	(21)%		(22)%	(22)%		(19)%	(19)%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	September 30,	September 30,
In thousands	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$6,230	$5,227
Accounts receivable	25,506	29,800
Accrued unbilled revenue	15,537	15,752
Allowance for uncollectible accounts	(289)	(308)
Regulatory assets	55,280	82,712
Derivative instruments	4,857	2,956
Inventories	67,470	80,974
Gas reserves	16,257	17,822
Income taxes receivable	2,257	—
Deferred tax assets	—	15,663
Other current taxes	17,480	25,972
Total current assets	210,585	276,570
Non-current assets:
Property, plant, and equipment	3,177,196	3,072,998
Less: Accumulated depreciation	943,334	905,137
Total property, plant, and equipment, net	2,233,862	2,167,861
Gas reserves	103,976	117,784
Regulatory assets	341,188	333,953
Derivative instruments	1,151	299
Other investments	67,853	68,503
Restricted cash	—	4,500
Other non-current assets	1,269	1,248
Total non-current assets	2,749,299	2,694,148
Total assets	$2,959,884	$2,970,718
Liabilities and equity:
Current liabilities:
Short-term debt	$194,900	$225,200
Current maturities of long-term debt	64,994	—
Accounts payable	55,933	54,425
Taxes accrued	11,954	11,854
Interest accrued	9,671	9,800
Regulatory liabilities	27,921	34,127
Derivative instruments	5,334	21,949
Other current liabilities	31,997	27,924
Total current liabilities	402,704	385,279
Long-term debt	530,219	614,053
Deferred credits and other non-current liabilities:
Deferred tax liabilities	544,575	527,336
Regulatory liabilities	342,143	334,490
Pension and other postretirement benefit liabilities	216,909	228,861
Derivative instruments	1,682	3,540
Other non-current liabilities	142,450	117,950
Total deferred credits and other non-current liabilities	1,247,759	1,212,177
Equity:
Common stock	389,834	380,208
Retained earnings	396,938	388,082
Accumulated other comprehensive loss	(7,570)	(9,081)
Total equity	779,202	759,209
Total liabilities and equity	$2,959,884	$2,970,718

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2016	2015
Operating activities:
Net income	$30,620	$23,998
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	61,435	60,683
Regulatory amortization of gas reserves	11,403	13,606
Deferred tax liabilities, net	17,810	7,153
Qualified defined benefit pension plan expense	3,989	4,238
Contributions to qualified defined benefit pension plans	(11,250)	(11,780)
Deferred environmental expenditures	(8,302)	(8,063)
Regulatory disallowance of prior environmental cost deferrals	3,287	15,000
Interest income on deferred environmental expenses	—	(5,322)
Amortization of environmental remediation	8,113	—
Other	4,817	669
Changes in assets and liabilities:
Receivables	83,377	82,586
Inventories	3,226	(3,142)
Taxes accrued	7,170	2,823
Accounts payable	(17,612)	(36,230)
Interest accrued	3,798	3,721
Deferred gas costs	(10,470)	27,042
Other, net	14,988	(4,237)
Cash provided by operating activities	206,399	172,745
Investing activities:
Capital expenditures	(98,111)	(86,923)
Restricted cash	—	(1,500)
Other	2,868	181
Cash used in investing activities	(95,243)	(88,242)
Financing activities:
Common stock issued, net	4,832	1,252
Long-term debt retired	—	(40,000)
Change in short-term debt	(75,135)	(9,500)
Cash dividend payments on common stock	(38,556)	(38,122)
Other	(278)	(2,440)
Cash used in financing activities	(109,137)	(88,810)
Increase (decrease) in cash and cash equivalents	2,019	(4,307)
Cash and cash equivalents, beginning of period	4,211	9,534
Cash and cash equivalents, end of period	$6,230	$5,227

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$23,271	$25,264
Income taxes paid (refunded)	(6,900)	10,631